Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Martin A. Naegelin, Jr., 830-626-5230

Adam Friedman Associates

Adam Friedman, 212-981-2529, ext 18

RUSH ENTERPRISES, INC. REPORTS THIRD QUARTER RESULTS

EPS Increases 22.6% to $0.65 on a Revenue Increase of 34.2%

SAN ANTONIO, Texas, October 18, 2006 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of heavy-duty and medium-duty truck dealerships in North America and a John Deere construction equipment dealership in Houston, Texas, today announced results for the third quarter ended September 30, 2006.

In the third quarter, the Company’s gross revenues totaled $651.3 million, a 34.2% increase from gross revenues of $485.4 million reported for the third quarter ended September 30, 2005.  Net income for the quarter was $16.4 million, or $0.65 per diluted share, a 22.6% increase, compared with net income of $13.2 million, or $0.53 per diluted share, in the quarter ended September 30, 2005.

The Company began recording stock option expense in the first quarter of 2006 as required by Statement of Financial Accounting Standards No. 123R.  This non-cash expense totaled $391,000 ($244,000 after tax or $0.01 per diluted share) in the third quarter of 2006.

The Company’s truck segment recorded revenues of $625.5 million in the third quarter of 2006, compared to $467.8 million in the third quarter of 2005. The Company delivered 3,512 new heavy-duty trucks, 1,109 new medium-duty trucks and 999 used trucks during the third quarter of 2006, compared to 2,648 new heavy-duty trucks, 671 new medium-duty trucks and 890 used trucks in the third quarter of 2005.  Parts, service and body shop sales increased to $105.6 million in the third quarter of 2006 from $88.6 million in the third quarter of 2005.

The Company’s construction equipment segment recorded revenues of $20.7 million in the third quarter of 2006, compared to $14.2 million in the third quarter of 2005.  New and used construction equipment unit sales revenue increased 55.9% to $15.9 million in the third quarter of 2006 from $10.2 million in the third quarter of 2005.  Construction equipment parts, service and body shop sales increased 16.2% to $4.3 million in the third quarter of 2006 from $3.7 million in the third quarter of 2005.

W. Marvin Rush, Chairman of Rush Enterprises, Inc., said, “I am pleased to announce another solid quarter in route to a record year for Rush.  We delivered more trucks this quarter than any quarter in the history of the Company.  Consequently our finance and insurance revenues set quarterly records as well.  Due to increased deliveries to several large fleets, our new truck gross profit margin decreased slightly in the third quarter.  We expect to deliver a large number of new trucks to fleets in the fourth quarter as well.   As a result, Rush Enterprises should achieve record profits in 2006.”

Mr. Rush added, “New emissions standards governing diesel engines manufactured after January 1, 2007 will cause a significant decrease in truck deliveries in 2007.  We expect first quarter deliveries to remain robust followed by weaker deliveries in the second and third quarters.  We believe the market will begin to rebound in the fourth quarter of 2007, and will be followed by strong markets in 2008 and 2009 as customers purchase trucks in advance of even more stringent diesel engine emissions standards that will go into effect in 2010.”

Rusty Rush, President and Chief Executive Officer of Rush Enterprises, Inc., said, “We know that there will be a sharp decline in the class 8 truck market next year, but we have worked hard to put Rush Enterprises into the best position possible heading into 2007.  We began increasing our new class 8 truck inventory during the third quarter of 2006, and expect to continue to increase it through the remainder of the year.  We believe a large inventory of class 8 trucks with engines manufactured before the new emission guidelines take effect will lead to a strong start in 2007. Additionally, we have grown our medium-duty business across our network, and we will continue to focus on growing this facet of our business.  Although industry wide medium-duty truck sales are expected to decrease approximately 15% in 2007, we expect to increase our medium-duty truck sales in 2007.”

Rusty Rush added, “We also remain focused on increasing our absorption rate.  The Company’s absorption rate increased from 101.2% in the third quarter of 2005, to 104.5% in the third quarter of 2006.  Through September 2006, the Company’s year-to-date absorption rate was 105.0% compared to 100.7% in the first nine months of 2005.  We expect to maintain or slightly increase our absorption rate in 2007, despite the decrease in the class 8 truck market, while keeping our eye on our stated goal of achieving an absorption rate of 110% by 2008.  By continuing to grow our medium-duty business, remaining focused on increasing our absorption rate, and properly managing class 8 inventory levels heading into 2007, we hope to soften the earnings impact that will result from fewer class 8 trucks being sold in 2007.”

Conference Call Info.

Rush Enterprises will host its quarterly conference call to discuss earnings for the third quarter on Thursday, October 19th, 2006 at 10:00 a.m. EST/ 9:00 a.m. CST. Earnings will be reported on Wednesday, October 18th, 2006 after close of market.

The call can be heard live by dialing 866-200-5830 (US) or 212-659-4210 (International) and entering pin code 680807 followed by the # key or via the Internet at www.rushenterprises.com (“Events”) section, www.earnings.com, or www.streetevents.com.  For those who cannot listen to the live broadcast, the Webcast will be available until November 19th, by dialing 866-206-0173 (US) or 646-216-7204 (International) and entering the conference reference code 188918 followed by the # key.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. operates the largest network of heavy-duty truck and medium-duty dealerships in North America and a John Deere construction equipment dealership in Houston, Texas. Its operations include a network of over 40 Rush Truck Centers located in Alabama, Arizona, California, Colorado, Florida, Oklahoma, New Mexico, Tennessee and Texas. The Company has developed its Rush Truck Centers and its Rush Equipment Center as “one-stop centers” where, at one convenient location, its customers can purchase new or used trucks or construction equipment, purchase insurance products, purchase aftermarket parts and accessories and have service performed by certified technicians. For additional information on Rush Enterprises, Inc., please visit www.rushenterprises.com

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales and delivery forecasts, anticipated improvement in the Company’s absorption rates, growth of the Company’s medium-duty market, ability to properly manage inventories, the Company’s prospects and anticipated results for the remainder of 2006 and 2007 and the impact of diesel emissions standards on the truck market, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used truck and construction equipment markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the company with the Securities and Exchange Commission.

-Tables to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2006 AND DECEMBER 31, 2005

(In Thousands, Except Shares and Per Share Amounts)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$153,494	$133,069
Accounts receivable, net	80,829	63,473
Inventories	443,418	338,212
Prepaid expenses and other	1,981	1,829
Deferred income taxes, net	6,646	3,856
Total current assets	686,368	540,439

Property and equipment, net	239,253	196,161

Goodwill, net	111,477	100,725

Other assets, net	2,771	2,909

Total assets	$1,039,869	$840,234

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$423,545	$315,985
Current maturities of long-term debt	26,185	18,807
Current maturities of capital lease obligations	3,241	2,277
Advances outstanding under lines of credit	—	2,755
Trade accounts payable	26,602	23,327
Accrued expenses	66,842	51,151

Total current liabilities	546,415	414,302

Long-term debt, net of current maturities	131,184	114,345
Capital lease obligations, net of current maturities	14,219	14,628
Deferred income taxes, net	25,157	23,339

Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2005 and 2006	—	—
Common stock, par value $.01 per share; 40,000,000 Class A shares and 10,000,000 Class B shares authorized; 16,770,060 Class A shares and 7,895,863 Class B shares outstanding in 2005; and 17,039,189 Class A shares and 8,066,648 Class B shares outstanding in 2006	251	247
Additional paid-in capital	169,016	162,603
Retained earnings	153,627	110,770

Total shareholders’ equity	322,894	273,620

Total liabilities and shareholders’ equity	$1,039,869	$840,234

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues:
New and used truck sales	$504,281	$365,786	$1,291,345	$1,008,657
Parts and service	113,183	94,426	330,499	269,425
Construction equipment sales	15,939	10,164	46,079	29,883
Lease and rental	10,978	8,735	30,546	24,825
Finance and insurance	4,717	4,256	13,787	11,492
Other	2,223	2,060	6,137	5,005

Total revenues	651,321	485,427	1,718,393	1,349,287

Cost of products sold:
New and used truck sales	470,208	338,907	1,197,678	937,758
Parts and service	65,330	54,593	193,677	157,772
Construction equipment sales	14,228	8,809	40,934	25,904
Lease and rental	8,472	6,759	23,506	18,797

Total cost of products sold	558,238	409,068	1,455,795	1,140,231

Gross profit	93,083	76,359	262,598	209,056

Selling, general and administrative	59,141	49,778	173,318	141,084

Depreciation and amortization	3,353	2,684	9,367	7,687

Operating income	30,589	23,897	79,913	60,285

Interest expense, net	4,235	3,632	11,299	9,343

Gain (loss) on sale of assets	(93)	370	(43)	455

Income before income taxes	26,261	20,635	68,571	51,397

Provision for income taxes	9,849	7,481	25,714	19,324

Net income	$16,412	$13,154	$42,857	$32,073

Earnings per common share — Basic	$.65	$.54	$1.72	$1.33
Earnings per common share — Diluted	$.65	$.53	$1.70	$1.29

Weighted average shares outstanding:
Basic	25,098	24,301	24,936	24,100
Diluted	25,266	25,041	25,221	24,899